Exhibit 10.1

                BINDING TERM SHEET FOR INVESTMENT IN FUELIST LLC

                                 August 15, 2013

This Binding Term Sheet summarizes the principal terms of the purchase of 51% of Fuelist, LLC, a California limited liability company (the "Company"), by Chancellor Group Inc., a Nevada Corporation ("Chancellor"). The Company is currently owned by its founders Matthew Hamilton, Eric Maas and Thomas Rand-Nash (collectively the "Founders"). This term sheet shall be binding on the parties and governed by the laws of the State of California.

TRANSACTIONS TERMS:

Documentation:

As soon as practicable following the parties' acceptance of this Term Sheet, the parties will work toward the preparation of documentation consistent with the terms of this Term Sheet.

Ownership:

Chancellor Group Inc. will receive 51% of the ownership of the Company in exchange for $271,200 cash and 2 million shares of Chancellor common stock, with a price of $0,078 pre share on the date of this Binding Term Sheet (the "Founders' Shares"). The $271,200 will be provided to the Company in monthly tranches of $22,600 over 12 months, unless the Founders and Chancellor Group agree on a different schedule to accelerate product development and launch. The first $22,600 of which, for the month of August, 2013, it is hereby acknowledged has already been paid. The shares will be issued to the Company within 14 days of the date this Term Sheet is signed consistent with the terms of this Term Sheet.

Performance conditions, Milestones and Additional Consideration:

If, within six months of the signing of this binding Term Sheet Agreement, the Company signs a letter of intent or a more binding document with a prospective purchaser, for a sum of not less than $50,000,000, or if the Founders and Chancellor Group can come to a different purchase price based on revenue generation in this timeframe, the Founders will receive a bonus of 7.5 % of the full purchase price on closing of the sale plus an extra 1 million shares of
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Chancellor common stock; if within 12 months, a bonus of 5% and 500,000 shares;
if within 18 months, 2.5% and 250,000 shares; if within 2 years, 2% and 150,000 shares. At the end of 2 years, all bonus payments are extinguished.

The Founders' Shares are the property of the Founders irrespective of any sales of the Company or outcomes. In the event of any sale of the Company to a third party, the Founders' Shares paid as part-consideration to the Company for the purchase of Chancellor's 51% shall remain the property of the Founders and those Founders' Shares shall be transferred to the Founders before, or as part of, the closing of any such sale in the future to a third party.

Business of the Company:

The Company is a data-driven mobile and web technology platform that leverages extensive segment expertise and big data analysis tools to value classic vehicles. These tools enable users to quickly find values, track valuations over time and to identify investment and arbitrage opportunities in this lucrative market.

Board Representation:

The Board shall be comprised of four directors, three of whom will be the Founders. Matthew Hamilton, Eric Maas and Thomas Rand-Nash. The fourth director will be appointed by Chancellor. Any change to the composition of this Board will require a vote of each of the stakeholders. Each of the four board members are to have equal, 25% voting rights, and the Chairman of the Board will be one of the Founders.

Change in ownership:

Any change in the ownership percentages after the date this Term Sheet is signed will require a vote of each of the stakeholders.

Any stakeholder wishing to sell his percentage ownership of the Company must first offer it to the other stakeholders who, if they decide not to take it up, must approve any new stakeholder.

Revenue Participation:

Subject to good faith negotiation in relation to ongoing expenses and provision for taxation, the owners shall be entitled, if and when revenue begins to flow, to draw down monthly sums in direct proportion to their ownership percentages.

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Investor Rights:

Chancellor shall have the right of first refusal to participate in up to 100% in any subsequent equity issuances or raisings of the Company.

Founders' Rights:

If a third party offers to buy 100% of the Company (excluding the Founders' Shares), the Founders shall immediately inform Chancellor and seek its advice. But subject to good faith negotiations, Chancellor agrees not to exercise a power of veto should the Founders wish to proceed with the sale provided however that any such sale will leave the Company totally debt-free. Any sale that might leave the Company encumbered, Chancellor will have the right to veto.

Expiration:

This Term Sheet expires at 5:00 p.m. California time on Friday, August 23, 2013 if not accepted by each of the Company, the Founders and Chancellor by that date and time.


                            [signature page follows]


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     The undersigned parties have executed this Binding Term Sheet for
Investment in Fuelist LLC as of the date first set forth above.

CHANCELLOR:

Chancellor Group, Inc.
a Nevada corporation


By: /s/ Maxwell Grant
   -------------------------------------
Name:  Maxwell Grant
Title: CEO & Chairman


FUELIST:

Fuelist LLC.
a California limited liability company


By: /s/ Dr. Thomas Rand-Nash
   -------------------------------------
Name:  Dr. Thomas Rand-Nash
Title: Co-Founder

FOUNDERS:


/s/ Matthew Hamilton
----------------------------------------
Matthew Hamilton


/s/ Eric Maas
----------------------------------------
Eric Maas


/s/ Thomas Rand-Nash
----------------------------------------
Thomas Rand-Nash


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